EXHIBIT 99.1

Gryphon Gold Responds to Announcement by Bolero Resources

Date: January 21, 2010

Gryphon Gold Corporation (“Gryphon”) (GGN: TSX; GYPH: OTC.BB) notes the announcement by Bolero Resources Corp. (“Bolero”) that it intends to make an offer to acquire all of the outstanding common stock of Gryphon. No formal offer has yet been commenced.

As previously announced, Gryphon has formed a Special Committee to explore matters relating to potential business combination, strategic financing and other opportunities. The Special Committee of Gryphon will consider Bolero’s announcement as well as any formal offer actually made. Until Gryphon completes its review, it will not comment further or speculate as to any future course of action it might take.

Legal counsel to Gryphon is Borden Ladner Gervais LLP in Canada and Dorsey & Whitney LLP in the United States.

On Behalf of the Board of Directors of Gryphon Gold Corporation

John L. Key, CEO	www.gryphongold.com
Ph: 775 853-8814 jkey@gryphongold.com

Notice to Investors

The offer described herein has not commenced. Shareholders of Gryphon are advised to read the tender offer statement on Schedule TO, the registration statement, circulars and any other documents relating to the tender offer that are required to be filed with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulatory authorities when they become available, because they will contain important information that Gryphon shareholders should consider before tendering their shares. Shareholders of Gryphon will be able to obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov or by calling Bill Wilson at Gryphon Gold Corporation, at 775 853-8814.